TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

C23662EC1B

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

AnPac Bio-Medical Science Co., Ltd.

BVI COMPANY NUMBER **1563466**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 5th day of January, 2010 has changed its name to

Fresh2 Group Limited

this 9th day of May, 2023.

REGISTRAR OF CORPORATE AFFAIRS
BVI FINANCIAL SERVICES COMMISSION
FSC

for **REGISTRAR OF CORPORATE AFFAIRS**
9th day of May, 2023